                                                                     EXHIBIT 5.1



                               February 17, 1998



Platinum Software Corporation
195 Technology Drive
Irvine, CA  92618

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 17, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,474,794 shares of your Common Stock (the "Shares") that were issued to former shareholders of FocusSoft, Inc., a Kentucky corporation ("FocusSoft") in connection with the Company's recent acquisition of FocusSoft as more fully described in the Registration Statement. The Shares may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement. We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for this opinion.

         It is our opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati